Exhibit 11
                             AMERICAN STORES COMPANY
                        Calculation of Earnings Per Share
                                   (unaudited)
                      (In thousands, except per share data)



                                  Thirteen Weeks Ended          Thirty-NineWeeks Ended

                                   October 29, October 30, October 29, October 30,
                                       1994    1993  <F1>    1994        1993  <F1>


Primary Earnings Per Share

Earnings applicable to shareholders
 before extraordinary item            $ 97,934    $ 45,408   $214,931    $160,416

Extraordinary item                           0           0          0     (15,000)

Earnings applicable to shareholders   $ 97,934    $ 45,408   $214,931    $145,416

Earnings per share before extraordinary
  item                                   $0.69       $0.32      $1.51       $1.13

Extraordinary item                           0           0          0       (0.11)

Primary earnings per share               $0.69       $0.32      $1.51       $1.02

Average shares outstanding             142,810     142,382    142,725     142,108


Fully Diluted Earnings Per Share

Earnings applicable to shareholders
 before extraordinary item            $ 97,934    $ 45,408   $214,931    $160,416

Plus interest on convertible
 debentures                              1,903       1,903      5,709       5,709

Fully diluted earnings applicable to share-
 holders before extraordinary item      99,837     47,311    220,640      166,125

Extraordinary item                           0          0          0      (15,000)

Earnings applicable to shareholders   $ 99,837   $ 47,311   $220,640     $151.125

Earnings per share before extraordinary
  item                                   $0.66      $0.31      $1.46        $1.10

Extraordinary item                           0          0          0        (0.10)

Fully diluted earnings per share         $0.66      $0.31      $1.46        $1.00

Fully diluted average shares
outstanding                            151,254    151,010    151,234      150,830

         (detail and footnotes on page following)












                                                              Exhibit 11
                             AMERICAN STORES COMPANY
                  Calculation of Earnings Per Share (continued)
                                   (unaudited)
                      (In thousands, except per share data)



                                       Thirteen Weeks Ended       Thirty-NineWeeks Ended
                                   October 29,  October 30, October 29, October 30,
                                      1994      1993  <F1>    1994        1993 <F1>


Calculation of Fully Diluted Average Shares Outstanding

Effect of assumed exercise of stock options:

Proceeds from assumed exercise         $ 13,388   $ 21,869   $ 14,652   $ 24,549

Shares under options outstanding          1,166      1,858      1,279      2,102
Shares assumed acquired with proceeds
  under the treasury stock method          (500)    (1,008)      (548)     1,158)
Incremental shares due to assumed
  exercise of stock options                 666        850        731        944

Fully diluted average shares outstanding:

Average shares outstanding              142,810    142,382    142,725    142,108
Assumed exercise of stock options           666        850        731        944
Assumed conversion of debentures          7,778      7,778      7,778      7,778

      Total                             151,254    151,010    151,234    150,830

<F1> Restated as necessary to reflect the March 1994 two-for-one stock split.